Exhibit 99.1



                                   LETTERHEAD





October 15, 2003


Dear Fellow Stockholder:

Enclosed is your dividend check of $.03 per share for the third quarter of 2003. This dividend was paid to stockholders of record on September 30, 2003. If your stock is held by a brokerage in street name or in an IRA, we have sent the dividend to the custodian of your account.

As we reported to you in our last letter, our Initial Public Offering that closed on July 16, 2003 added $2 million to our capital and brought in more than 150 new stockholders. The additional capital provides for continued growth and maintains the bank as a well-capitalized financial institution. It is being put to immediate use for branch expansion. We expect to gain additional capital in the coming months from the warrants that were given as a dividend to our original stockholders in January 1999.

Even though the interest rate trend continues on a flat trajectory, we are pleased that the net income for the first three quarters of 2003 is $315,545, which is greater than expected due to the market conditions. To offset the lower interest margins, we continue to manage our cost of funds and closely monitor our expenses. The following is a comparison of the consolidated results for the bank and CN Bancorp, Inc. for the third quarter 2003 with the same period in 2002:

                                          9/30/03                 9/30/02
                                          -------                 -------

   Total Assets                         $109,315,641           $102,925,672
   Total Deposits and Repo's            $ 97,210,342           $ 93,656,018
   Total Loans                          $ 66,876,490           $ 62,223,552
   Year to Date Net Income              $    315,545           $    214,988

The new Millersville branch at 8310 Veterans Highway is nearing completion and on target to open in November. We are initiating an advertising campaign to kick off the opening and are very excited about this new location. Based on the demographic studies we have done, we anticipate dynamic growth at this branch.

The bill-paying feature of our Internet banking product has been implemented, fully tested, and many of our customers are now using it. It is very easy to use and a great time saver in managing your monthly bills. We encourage you to sign up for this convenient service. Please call us if you would like information on how easy it is to get started.

We want to remind all stockholders that have warrants issued in January of 1999 that those warrants will expire on January 4, 2004. The warrants provide that you can purchase, at $12.00 per share, one share of stock for each share that you owned on January 4, 1999. As you will recall, when the original shares were purchased in 1996, there was a one-year holding period before the stock could be sold. The warrant was issued under the original Private Placement Memorandum, and there is also a one-year holding period for the stock issued through the warrant. Please see your warrant document for details.

You may exercise all or a portion of the warrant and you may title the new stock as you wish, not necessarily as the warrant is titled. For example, you may want to purchase your warrant using funds in your IRA account or a trust account. Please contact Shirley Palmer at 410/760-7000 with your questions.

Your warrant can be exercised now and any time before January 4, 2004. We are enclosing a response form and return envelope so that you can inform us of your intentions. We encourage you to make a decision as soon as possible as the expiration date is rapidly approaching.

For those of you who do not have warrants and would like to purchase additional shares of stock at the current market value, please contact Shirley and we will direct you to the brokers that are making a market in the stock.

We are now approaching the close of our seventh year in business and expect the last quarter of 2003 to be on target in meeting our goals. Your help in promoting the bank and referring business is part of the reason we are at $109 million in assets and will have four branches in operation by year-end. We thank you for your continued support.

Very truly yours,



Jan W. Clark,
Chairman, President & CEO

JWC/sp












Forward-Looking Statements

This letter includes forward-looking statements, such as: statements of our goals, intentions, and expectations; estimates of risks and of future costs and benefits; and statements of our ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate its future results.